SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                  FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                      COMMISSION FILE NO.:  001-10084


                       RESORT INCOME INVESTORS, INC.
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)


150 South Wacker Drive, Suite 2900, Chicago, Illinois         60606
--------------------------------------------------------------------------
(Address and telephone number of registrant's principal executive offices)


                       COMMON STOCK, $.01 par value
         (Title of each class of securities covered by this Form)


                                   NONE
       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an "X" in the boxes to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     [   ]       Rule 12h-3(b)(1)(ii)    [ X ]
      Rule 12g-4(a)(1)(ii)    [ X ]       Rule 12h-3(b)(2)(i)     [   ]
      Rule 12g-4(a)(2)(i)     [   ]       Rule 12h-3(b)(2)(ii)    [   ]
      Rule 12g-4(a)(2)(ii)    [   ]       Rule 15d-6              [   ]
      Rule 12h-3(b)(1)(i)     [   ]

     Approximate number of holders of record as of the certification or notice date:

                       ZERO - Registrant Liquidated

     Pursuant to the requirements of the Securities Exchange Act of 1934, Resort Income Investors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                              RESORT INCOME INVESTORS, INC.
                              (Registrant)


                             By:  /S/ NEIL D. HANSEN
                                  ___________________________
                                  Neil D. Hansen
                                  Treasurer and
                                  Chief Accounting Officer


Dated:  March 30, 1999